Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

          THIS SECURITIES PURCHASE AGREEMENT, dated as of November 23, 2011 (this “Agreement”) is by and among Ark Restaurants Corp., a New York corporation (the “Company”), and the Estate of Irving Hershkowitz (the “Seller”). The Company and the Seller are collectively referred to herein as the “Parties,” and each is a “Party.”

          WHEREAS, Seller owns approximately 293,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company; and

          WHEREAS, the Company desires to purchase from the Seller, and the Seller desires to sell to the Company, 250,000 shares of Common Stock (the “Shares”) upon the terms and subject to the conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Purchase and Sale of the Shares

          SECTION 1.01. Purchase and Sale of the Shares. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Seller shall sell to the Company and the Company shall purchase from the Seller, the Shares at a purchase price of $12.50 per Share (the “Acquisition”).

          SECTION 1.02. Payments. The total purchase price for the Shares shall be Three Million One Hundred Twenty Five Thousand Dollars ($3,125,000) (the “Purchase Price”), which amount shall be paid by the Company to the Seller in accordance with the following schedule: (a) One Million Dollars ($1,000,000) shall be payable upon the Closing of the Acquisition and (b) the balance shall be payable in twenty-four (24) equal monthly installments of $88,541.67 each, commencing on the later to occur of December 1, 2012 and the Closing, and ending on November 1, 2014, pursuant to a promissory note, substantially in the form of Exhibit A hereto (the “Note”). This Agreement and the Note are collectively referred to herein as the “Loan Documents”). Any dividend or distribution paid or payable to the Seller in respect of the Shares on or prior to the Closing shall be credited to the payment of the Purchase Price due at Closing under Section 1.02(a) above.

ARTICLE II

Representations and Warranties of the Seller

          The Seller hereby represents and warrants to the Company, as of the date of this Agreement and the Closing, as follows:

          SECTION 2.01. Authority; Execution and Delivery. The Seller has full right, power and authority and has taken all required action necessary to permit the Seller to execute and deliver this Agreement and to perform all of the obligations contained herein and therein, and to execute, deliver and perform all of the obligations contained in all other instruments or agreements required hereby or incident or collateral hereto.

          SECTION 2.02. Enforceability. All action required to be taken by the Seller in order to enter into this Agreement has been taken. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

          SECTION 2.03. No Conflicts; Consents. Except as set forth in Section 4.04, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Seller in connection with the consummation of the transactions contemplated by this Agreement. Neither the execution, delivery nor performance of this Agreement by the Seller conflicts with or violates the terms of or constitutes a breach of or a default under any contract, mortgage, instrument or agreement to which the Seller is a party or by which it or its properties may be bound.

          SECTION 2.04. Title and Estate Tax Liens. At the Closing, the Company will acquire, upon payment of the Purchase Price, good and valid title to the Shares free and clear of any liens, loans and encumbrances, other than the New York State statutory lien for estate taxes (the “New York Lien”). The Federal statutory lien for estate taxes (the “Federal Lien”) and the New York Lien are referred to together as the “Estate Tax Liens”. All of the Shares have been duly authorized and validly issued, are fully paid and non-assessable. At the Closing, the Seller shall deliver to the Company the stock certificates evidencing the Shares, accompanied by duly executed stock powers. None of the Shares are or will be subject to any voting proxy, voting trust, voting agreement or right of first offer, right of first refusal, right of co-sale or similar right. The Estate Tax Returns (as defined below) constitute all of the tax returns required to be filed by Seller in order to satisfy and discharge any liability secured by the Estate Tax Liens. The payment of all amounts reflected in the Estate Tax Returns shall satisfy and discharge in full any and all liabilities secured by the Estate Tax Liens.

          SECTION 2.05. Proceedings. No suit, action, arbitration, order, investigation or other proceeding is pending against the Seller which (a) questions or challenges the validity of this Agreement or any action taken or to be taken by the Seller pursuant to the terms hereof, or (b) if adversely adjudicated, would reasonably be expected to prevent or materially affect the ability of the Seller to perform its obligations hereunder.

          SECTION 2.06. Information. Seller understands that the Shares may change in value after the execution of this Agreement and Seller confirms it has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the sale of the Shares, including the Company’s publicly available documents, which are available on the website of the Securities and Exchange Commission (“SEC”) at www.sec.gov. Seller has not relied on any other representations or information in making its investment decision, whether written or oral, relating to the Company, its operations and/or its prospects.

ARTICLE III

Representations and Warranties of the Company

          The Company hereby represents and warrants to Seller, as of the date of this Agreement and the Closing, as follows:

          SECTION 3.01. Authority; Execution and Delivery. The Company is duly incorporated, validly existing and in good standing under the laws of the State of New York and has full right, power and authority and has taken all required action necessary to permit the Company to execute and deliver each of the Loan Documents and to perform all of the obligations contained therein, and to execute, deliver and perform all of the obligations contained in all other instruments or agreements required thereby or incident or collateral thereto.

          SECTION 3.02. Enforceability. All action required to be taken by the Company in order to enter into the Loan Documents has been taken. The Loan Documents, when executed and delivered by the Company, each shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

          SECTION 3.03. No Conflicts; Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by the Loan Documents, other than filings with the Securities and Exchange Commission. Neither the execution, delivery nor performance of any of the Loan Documents by the Seller conflicts with or violates the terms of or constitutes a breach of or a default under any contract, mortgage, instrument or agreement to which the Seller is a party or by which it or its properties may be bound.

          SECTION 3.04. Proceedings. No suit, action, arbitration, order, investigation or other proceeding is pending against the Company which (a) questions or challenges the validity of any of the Loan Documents or any action taken or to be taken by the Company pursuant to the terms thereof, or (b) if adversely adjudicated, would reasonably be expected to prevent or materially affect the ability of the Company to perform its obligations thereunder.

ARTICLE IV

Covenants and Other Agreements

          SECTION 4.01 Confidentiality. Any information (except the material terms of the transactions contemplated hereunder and other publicly available or freely usable material obtained from another source) respecting either Party or their respective affiliates will be kept in strict confidence by the receiving Party and its agents. Except as required by law, the receiving Party will disclose such information only to its Affiliates, managers, officers, employees or agents and, to the extent necessary, its attorneys, accountants, consultants and professional advisors. All such persons shall be advised of the confidential nature of the information and shall themselves be required by such party to keep such information confidential.

          SECTION 4.02 Access to Information. Seller acknowledges that the Company may be in possession of material nonpublic information regarding the Company and, except in the case of fraud or willful misconduct, irrevocably waives any claims against the Company and its officers, directors, employees, agents or representatives that may arise from the Company’s possession of such information and the Seller’s lack thereof in connection with the transaction contemplated hereby.

          SECTION 4.03. Fees and Expenses. Except as otherwise set forth in this Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

          SECTION 4.04. Estate Taxes. Seller shall file the United States Estate (and Generation-Skipping Transfer) Tax Return (Form 706) with the Internal Revenue Service and the New York State Estate Tax Return (Form ET-706) with the New York State Department of Taxation and Finance (the “Estate Tax Returns”) and pay all taxes reflected in the Estate Tax Returns within the time required by law. Seller shall use its commercially reasonable efforts to obtain from the Internal Revenue Service a discharge of the Federal Lien arising under Section 6324(a) of the Internal Revenue Code as promptly as possible.

ARTICLE V

Closing

          SECTION 5.01. Time; Place. The closing of the purchase and sale of the Shares (the “Closing”) will take place not later than five (5) days following the satisfaction or waiver of the Closing Conditions. The “Closing Conditions” shall consist solely of the following: (i) the Internal Revenue Service shall have discharged the Federal Lien on the Shares arising under Section 6324(a) of the Internal Revenue Code and a copy of such discharge shall have been furnished to the Company and (ii) Seller shall have performed in all material respects the covenants set forth in Section 4.04 hereof. Seller shall use its best efforts to satisfy the Closing Conditions as promptly as possible. At the Closing, (i) Seller shall deliver to the Company a certificate dated the Closing Date duly signed by Seller stating that the Closing Conditions have been satisfied and the representations and warranties of the Seller contained in this Agreement are true and correct as of the Closing Date, (ii) Seller shall transfer to the Company clear and marketable title to the Shares, free and clear of any and all liens, claims, encumbrances and adverse interests of any kind other than the New York Lien, by delivering to the Company the certificates for the Shares in negotiable form, duly endorsed in blank, or with stock transfer powers executed and attached thereto, and (iii) the Company shall deliver to Seller (A) the sum of $1,000,000 by wire transfer to an account designated by Seller and (B) the Note, duly executed by an authorized officer of the Company, together with any payments due under the Note at the time of the Closing, if any.

          SECTION 5.02 Termination. In the event the Internal Revenue Service shall not have discharged the Federal Lien on the Shares arising under Section 6324(a) of the Internal Revenue Code by the third anniversary of this Agreement, either the Company or the Seller may elect to terminate this Agreement by providing written notice of termination to the other party.

ARTICLE VI

Indemnification and Release

          SECTION 6.01. Indemnification. The Seller and the Company each shall hold harmless and indemnify the other Party from and against, and shall compensate and reimburse the other Party for, any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty or charge which is suffered or incurred by the other Party or to which the other Party may otherwise become subject and which arises from or as a result of, or is connected with any breach of any representation, warranty, covenant or other agreement made by the indemnifying Party in this Agreement, provided that (i) the aggregate liability of the Seller hereunder shall in no event exceed the amount of the Purchase Price actually received by the Seller (provided that this limitation shall not apply to any liability for taxes), (ii) except in the case of indemnification for claims of third parties, neither Party shall be liable for any special, indirect, consequential, punitive, exemplary or incidental damages, and (iii) the Company shall not have the right of offset, deduction or recoupment with respect to the Note for any claims or damages arising hereunder unless and until its right to same shall have been established by the final determination of a court of competent jurisdiction, not subject to further appellate review. In addition, and without limiting the foregoing, the Seller shall hold harmless and indemnify the Company from and against, and shall compensate and reimburse the Company for, any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty or charge which is suffered or incurred by the Company or to which the Company may otherwise become subject and which arises from or as a result of, or is connected with any liability or obligation of the Seller for any federal, state or local estate tax imposed by any court, administrative agency, or governmental or regulatory authority or instrumentality.

ARTICLE VII

General Provisions

          SECTION 7.01. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party (including by operation of law or otherwise) without the prior written consent of the other Party, except that this Agreement and the Note and any rights hereunder and thereunder may be assigned or transferred by the Seller to the beneficiaries of the estate. Any attempted assignment in violation of this Section 7.01 shall be void.

          SECTION 7.02. No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the Parties and such assigns, any legal or equitable rights hereunder.

          SECTION 7.03. Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts of the State of New York and of the United States in the State of New York, sitting in New York County, in addition to any other remedy to which they are entitled in accordance herewith.

          SECTION 7.04. Notices. All notices, requests and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given (i) when delivered personally, (ii) on the second business day after being mailed by certified or registered mail, return receipt requested, (iii) the next business day after delivery to a recognized overnight carrier, or (iv) upon transmission and confirmation of receipt by a facsimile operator if sent by facsimile, to the Parties at the following addresses or facsimile numbers (or to such other address or facsimile number as such party may have specified by notice given to the other Party pursuant to this provision):

(i) if to the Seller,

Estate of Irving Hershkowitz
c/o Big Geyser Inc.
57-65 48th Street
Maspeth, New York 11378
Attn: Lewis Hershkowitz, Executor
Telecopy: (718) 821-7676

with a copy to:

Meltzer, Lippe, Goldstein & Breitstone, LLP
190 Willis Avenue
Mineola, New York 11501
Attn: Ira R. Halperin, Esq.
Telecopy: (516) 747-0653

(ii) if to the Company,

Ark Restaurants Corp.
85 Fifth Avenue
New York, New York 10003
Attn: Chief Financial Officer
Telecopy: (212) 206-8814

with a copy to:

Ellenoff Grossman & Schole LLP
150 East 42nd Street, 11th Floor
New York, New York 10017
Attn: Geoffrey W. Parnass, Esq.
Telecopy: (212) 370-7889

          SECTION 7.05. Interpretation; Exhibits and Schedules; Certain Definitions. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.

          SECTION 7.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed, by PDF, facsimile or original signatures, by each of the Parties and delivered to the other Party.

          SECTION 7.07. Entire Agreement. This Agreement and the Note along with the Exhibits thereto, contains the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. None of the Parties shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

          SECTION 7.08. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

          SECTION 7.09. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

          SECTION 7.10. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR

INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

          SECTION 7.11. Further Assurances; Cooperation. At any time or from time to time after the date hereof, the Parties will execute and deliver to the other Party such other documents and instruments, provide such materials and information and take such other actions as the other Party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other Party to fulfill its obligations under this Agreement and the transactions contemplated hereby. Each Party agrees to use commercially reasonable efforts to cause the conditions to its obligations to consummate the transactions contemplated hereby to be satisfied.

          SECTION 7.12. Representation by Counsel. Each Party represents and agrees with each other that it has been represented by or had the opportunity to be represented by independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s) to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such Party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

[Signature page follows]

          IN WITNESS WHEREOF, the Company and the Seller have duly executed this Agreement as of the date first written above.

ARK RESTAURANTS CORP.

By:	/s/ Michael Weinstein

	Name:	Michael Weinstein
	Title:	Chief Executive Officer

ESTATE OF IRVING HERSHKOWITZ

By:	/s/ Lewis Hershkowitz

Lewis Hershkowitz, Executor

EXHIBIT A

FORM OF PROMISSORY NOTE